Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-187972 of Votorantim Cimentos S.A. on Form F-1 of our report dated April 4, 2013 related to the carve-out combined financial statements of the Cimpor Target Businesses as of and for the years ended December 31, 2012 and 2011 (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the preparation of the carve-out combined financial statement using the basis of preparation explained in Note 2 to the carve-out combined financial statements and additionally, as discussed in Note 1 to the carve-out combined financial statements, to their preparation as a combination of the historical accounts of the companies that compose the Cimpor Target Businesses and therefore they may not be reflective of the actual level and structure of the debt and the related financial costs which would have been incurred had the Cimpor Target Businesses operated as a separate business apart from CIMPOR—Cimentos de Portugal SGPS, S.A.), appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte, S.L.

Vigo, Spain

June 12, 2013